EXHIBIT 99.1

Iconix Brand Group Announces Upsize of Private Exchange of its 1.5% Convertible Senior Subordinated Notes due 2018 to $125 Million

NEW YORK, Feb. 16, 2018 /PRNewswire/ — Iconix Brand Group, Inc. (Nasdaq: ICON) (“Iconix” or the “Company”) today announced it has entered into additional agreements with holders of the Company’s 1.5% convertible senior subordinated notes due 2018 (the “2018 Notes”) to increase the principal amount of 2018 Notes participating in the previously announced private exchange from approximately $110 million to $125 million.

As previously disclosed, the Company entered into exchange agreements with holders of the 2018 Notes to exchange their 2018 Notes for new convertible senior subordinated secured second lien notes due 2023 (the “2023 Notes”). The 2018 Notes will be exchanged for the 2023 Notes at an exchange ratio of $1,000 principal amount of 2023 Notes for each $1,000 principal amount of 2018 Notes. The Company previously disclosed that it may enter into additional exchange agreements with holders of the 2018 Notes to increase the aggregate principal amount of 2018 Notes participating in the private exchange to up to $125 million. The Company expects to settle the private exchange on or about February 22, 2018.

John Haugh, CEO of Iconix commented, “We are pleased to announce the additional exchange transactions and the increased amount of notes being exchanged. As we previously highlighted, these exchange transactions are part of the Company’s strategy to satisfy near-term debt obligations and represent a positive step in improving our balance sheet. As a result, we remain positioned to finalize the solution for the balance of our upcoming debt obligations.”

Further details regarding the terms and conditions of the private exchange and the 2023 Notes are set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 12, 2018. In addition, the Company expects to file the indenture pursuant to which the 2023 Notes are expected to be issued as an exhibit to a Current Report on Form 8-K after consummation of the private exchange.

In connection with the private exchange, Guggenheim Securities, LLC is acting as the Company’s sole financial advisor, and Dechert LLP is acting as the Company’s legal advisor.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a portfolio of consumer brands including: CANDIE’S ®, BONGO ®, JOE BOXER ®, RAMPAGE ®, MUDD ®, MOSSIMO ®, LONDON FOG ®, OCEAN PACIFIC ®, DANSKIN ®, ROCAWEAR ®, CANNON ®, ROYAL VELVET ®, FIELDCREST ®, CHARISMA ®, STARTER ®, WAVERLY ®, ZOO YORK ®, UMBRO ®, LEE COOPER ®, ECKO UNLTD. ®, MARC ECKO ®, and ARTFUL DODGER ®. In addition, Iconix owns interests in the MATERIAL GIRL ®, ED HARDY ®, TRUTH OR DARE ®, MODERN AMUSEMENT ®, BUFFALO ® and PONY ® brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments, Iconix manages its brands to drive greater consumer awareness and equity.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include projections regarding the Company’s beliefs and expectations about future performance and, in some cases, may be identified by words like “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek” and similar terms or phrases. These statements are based on the Company’s beliefs and assumptions, which in turn are based on information available as of the date of this press release. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement and could harm the Company’s business, prospects, results of operations, liquidity and financial condition and cause its stock price to decline significantly. Many of these factors are beyond the Company’s ability to control or predict. Important factors that could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements include, among others: the ability of the Company’s licensees to maintain their license agreements or to produce and market products bearing the Company’s brand names, the Company’s ability to retain and negotiate favorable licenses, the Company’s ability to meet its outstanding debt obligations and the events and risks referenced in the sections titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q and in other documents filed or furnished with the Securities and Exchange Commission. Our forward-looking statements do not reflect the potential impact of any acquisitions, mergers, dispositions, business development transactions, joint ventures or investments we may enter into or make in the future. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements are made only as of the date hereof and the Company undertakes no obligation to update or revise publicly any forward-looking statements, except as required by law.

Media contact:

David K. Jones

Executive Vice President and Chief Financial Officer

Iconix Brand Group, Inc.

djones@iconixbrand.com

212-819-2069

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SOURCE Iconix Brand Group, Inc.

Countries: United States

Industries: Advertising

Languages: English

Primary Identifiers: ICON-US

Related Identifiers: ICON-US

Subjects: Offerings, Earnings, Dividends & Forecasts, Licensing & Marketing Agreements